Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Intelligent Living Application Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001	457(o)	(1)	(2)	(1)(2)
	Equity	Preferred Shares par value $0.0001	457(o)	(1)	(2)	(1)(2)
	Other	Warrants	457(o)	(1)	(2)	(1)(2)
	Other	Rights	457(o)	(1)	(2)	(1)(2)
	Other(4)	Units	457(o)	(1)	(2)	(1)(2)
	Unallocated Universal Shelf(1)	Unallocated Universal Shelf(1)	457(o)			$80,000,000	$.0001102	$8,816
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$80,000,000		$8,816
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$8,816

(1)	There are being registered hereunder such indeterminate amount of the securities of each identified class as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder as shall have an aggregate offering price not to exceed $80,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of ordinary shares of Intelligent Living Application Group Inc. (the “Registrant”) as may be issued upon exercise of warrants registered hereby. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of ordinary shares and preferred shares of the Registrant as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.C. of Form F-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price.

(4)	Securities registered hereunder may be sold separately or as units with other securities registered hereby, with such units consisting of some or all of the securities listed above, in any combination, including ordinary shares, preferred shares, rights and warrants.